SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2002

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-13442	93-0786033

(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777

(Address of principal executive offices) (Zip Code)

(503) 685-7000

(Registrants’ telephone number, including area code)

N/A

(former name or former address, if changed since last report)

ITEM 2. Acquisition or Disposition of Assets.
ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES

ITEM 2. Acquisition or Disposition of Assets.

     On May 29, 2002, Mentor Graphics Corporation, an Oregon corporation (“Mentor Graphics”), closed its tender offer (“Offer”) for all the outstanding shares of common stock of Innoveda, Inc. (“Innoveda”). The Offer expired at 12:00 midnight New York City time on Tuesday, May 28, 2002. Based on final information provided by Wilmington Trust Company, the depositary for the Offer, as of the close of business on May 29, 2002, 40,421,246 shares of Innoveda common stock had been validly tendered into the Offer, which represents approximately 93.6% of Innoveda’s outstanding common stock (based upon 43,191,856 shares outstanding as of June 4, 2002). The Offer was made pursuant to an Agreement and Plan of Merger, by and among Mentor Graphics, Indiana Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Mentor Graphics (“Purchaser”), and Innoveda, dated as of April 23, 2002 (the “Merger Agreement”). The details of the tender offer were disclosed in a Tender Offer Statement on Schedule TO that Mentor Graphics filed with the Securities and Exchange Commission on April 30, 2002.

     Purchaser has accepted for payment and paid $3.95 per share in cash for all validly tendered shares. Mentor Graphics financed the acquisition by selling $150,000,000 of its 6-7/8% Convertible Subordinated Notes Due 2007 pursuant to Rule 144A, and through cash and available borrowings.

     In accordance with the Merger Agreement, on June 5, 2002, Purchaser was merged (the “Merger”) with and into Innoveda with the surviving company becoming a wholly-owned subsidiary of Mentor Graphics. All remaining Innoveda stockholders who did not tender their shares in the tender offer will be paid the same $3.95 per share in cash paid in the tender offer, unless such holders properly exercise their appraisal rights under Delaware law. Innoveda shares have been delisted from the Nasdaq National Market and will no longer be publicly traded.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements:

Financial Statements of Innoveda will be filed by amendment to this report not later than 60 days after the date on which this report is required to be filed.

(b)	Pro Forma Financial Information:

The Pro Forma Financial Information will be filed by amendment to this report not later than 60 days after the date on which this report is required to be filed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2002

MENTOR GRAPHICS CORPORATION (Registrant)

By:	/s/ Gregory K. Hinckley
Gregory K. Hinckley President and Chief Operating Officer